Exhibit 99





PRESS RELEASE




Key Contacts: Astoria Financial Corp.                  Central National Bank
              Peter J. Cunningham                      Donald L. Brass
              First Vice President                     President
              Investor Relations                       Chief Executive Officer
              (516) 327-7877                           (518) 673-3243


FOR IMMEDIATE RELEASE


               ASTORIA FINANCIAL CORPORATION ANNOUNCES THE SALE OF
                 FIVE UPSTATE NEW YORK RETAIL BANKING OFFICES TO
                       CENTRAL NATIONAL BANK, CANAJOHARIE

Lake Success, New York, April 9, 1999 - Astoria Financial Corporation (Nasdaq:
ASFC) ("ASFC"), and CNB Financial Corp. (Nasdaq: CNBF) ("CNBF"), jointly announced today that Astoria Federal Savings and Loan Association ("Astoria Federal"), the wholly owned banking subsidiary of ASFC has entered into a definitive agreement with Central National Bank, Canajoharie ("CNB"), the banking subsidiary of CNBF, to sell its five retail banking offices located in the upstate counties of Otsego and Chenango. Under the terms of the agreement, CNB will acquire all of deposit liabilities (approximately $164 million) in addition to the five banking offices.

         George L. Engelke, Jr., Chairman, President & Chief Executive Officer of ASFC and Astoria Federal commented, "The five banking offices in upstate New York are outside our primary market area and represent only a minor segment of our retail banking



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franchise. The divestiture of these offices will focus our retail banking marketing efforts on the New York City metropolitan marketplace, where we operate 84 banking offices on Long Island (Brooklyn, Queens, Nassau and Suffolk Counties) and three in Westchester County, with deposits totaling $9.5 billion." The transaction, which is subject to regulatory approval, is anticipated to close in the 1999 third quarter.

         Donald L. Brass, President & Chief Executive Officer of CNB stated, "This acquisition represents a natural extension of our strategic growth in Otsego and Chenango Counties. Our goal of becoming a $1 billion asset financial service provider by the end of the year 2000 will be enhanced with these five new office locations." The office being acquired in Cooperstown will provide a second location for CNB in that community. The other offices being purchased are in Oneonta (three offices) and Norwich (one office).

                                     -more-

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $20.6 billion, is the second largest thrift institution in New York and seventh largest in the United States. Astoria Federal through its banking offices provides retail banking, mortgage and consumer loan services to 700,000 customers. Astoria commands the second largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk Counties with a population exceeding that of 39 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in twelve eastern states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Massachusetts, Delaware, Maryland, Virginia, North Carolina, South Carolina and Georgia.

         CNB Financial Corp., formed in January 1993 and headquartered in Canajoharie, New York, is the holding company for Central National Bank and Central Asset Management, Inc. Central National Bank, established in 1855, had total assets of $709.5 million as of February 28, 1999. The Bank provides a full range of personal and



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commercial banking as well as personal and business trust services. Central
Asset Management, Inc. was formed in 1996 to provide investment advisory services. CNB operates 20 full-service branch offices and two financial service centers throughout Herkimer, Montgomery, Schoharie, Fulton, Otsego, Saratoga and Schenectady Counties.

                                      -###-

April 9, 1999